EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cell Therapeutics, Inc. on Form S-3 to be filed with the Commission on or about July 31, 2009 of our Independent Registered Public Accounting Firm’s Report dated March 16, 2009 covering the consolidated financial statements of Cell Therapeutics, Inc., for the years ended December 31, 2008, 2007 and 2006, which is in its Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us given as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

July 31, 2009